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                                                               Exhibit 99(d)(17)

                                 AMENDMENT NO. 1
                                       TO
                        SUB-INVESTMENT ADVISORY AGREEMENT

                             THE GLENMEDE FUND, INC.
                     (SMALL CAPITALIZATION GROWTH PORTFOLIO)

     The Sub-Investment Advisory Agreement dated December 15, 1999, as amended, by and among The Glenmede Fund, Inc. (the "Fund"), Glenmede Advisers, Inc. and Winslow Capital Management, Inc. (the "Agreement") is hereby amended as follows:

     Paragraph 9, SERVICES TO OTHER COMPANIES AND ACCOUNTS, is amended and restated in its entirety as follows:

          9.   SERVICES TO OTHER COMPANIES OR ACCOUNTS

     Provided that such action shall not constitute a breach of the duties assumed by the Sub-Adviser under this Agreement, the Sub-Adviser and its officers may act and continue to act as investment managers for others, and nothing in this Agreement shall in any way be deemed to restrict the right of the Sub-Adviser to perform investment management or other services for any other person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to the Company or the Adviser, PROVIDED HOWEVER, that the Sub-Adviser may not: (1) perform investment management services, including providing investment advice, for any other assets of the Small Capitalization Growth Portfolio other than the Portfolio Account; or (2) consult with any other sub-adviser of the Company, or affiliated person of such sub-adviser, concerning transactions of the Small Capitalization Growth Portfolio in securities or other assets, including transactions in which the other sub-adviser or its affiliate acts as a principal underwriter concerning securities transactions of the Small Capitalization Growth Portfolio. It is the Sub-Adviser's policy to allocate within its reasonable discretion, investment opportunities among the Portfolio Account and the Sub-Adviser's other clients over a period of time in a fair and equitable manner, taking into account the investment objectives and policies of the Small Capitalization Growth Portfolio and any specific investment restrictions applicable thereto.

     Subject to the foregoing, and applicable laws, rules or regulations, nothing in this Agreement shall limit or restrict the Sub-Adviser or any of its officers, affiliates or employees from buying, selling or trading in any securities for its or their own account or accounts. The Company acknowledges that the Sub-Adviser and its officers, affiliates and employees, and its other clients may at any time have, acquire, increase, decrease or dispose of positions in investments which are at the same time being acquired or disposed of for the Portfolio Account. The Sub-Adviser shall have no obligation to acquire, or dispose of, a position for the Small

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Capitalization Growth Portfolio Account in any investment which the Sub-Adviser, its officers, affiliates or employees may acquire, or dispose of, for its or their own accounts or for the account of another client, provided that the Sub-Adviser acts in good faith.

     Nothing in this Section 9 shall be construed to relieve the Sub-Adviser of any of its duties or obligations as set forth in or arising under other provisions of this Agreement or applicable laws, rules or regulations.

     Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

     Except as expressly amended and modified hereby, all provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this instrument to be executed by their officers designated below as of March 17, 2003.

                                       THE GLENMEDE FUND, INC.


                                       By:    /s/ Mary Ann B. Wirts
                                              ---------------------

                                       Title: President


                                       GLENMEDE ADVISERS, INC.


                                       By:    /s/ Kimberly C. Osborne
                                              -----------------------

                                       Title: Vice President


                                       WINSLOW CAPITAL MANAGEMENT, INC.


                                       By:    C. J. Winslow
                                              -------------

                                       Title: President

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